Exhibit 99.1

U.S. CONCRETE REPORTS THIRD QUARTER 2011 RESULTS AND ENTERS INTO AMENDMENT TO CREDIT AGREEMENT

HOUSTON, TEXAS – November 4, 2011 – U.S. Concrete, Inc. (NASDAQ: USCR) today reported net income from continuing operations of $9.6 million, or $0.67 per diluted share, for the third quarter of 2011, compared to net income from continuing operations of $63.1 million in the third quarter of 2010.  Included in third quarter 2011 net income from continuing operations was an approximate $11.2 million non-cash gain related to fair value changes in our derivative liabilities.  Reorganization items resulted in a net gain of $65.8 million during the third quarter of 2010, primarily reflecting gains from the cancellation of debt in connection with the consummation of the Company’s plan of reorganization on August 31, 2010 reduced by losses from the application of fresh-start accounting on August 31, 2010.
For the nine months ended September 30, 2011, the Company reported a net loss from continuing operations of $12.6 million, or $(1.05) per share, compared to net income from continuing operations of $25.7 million in the nine months ended September 30, 2010.  Included in the nine months ended September 30, 2011 net loss from continuing operations was an approximate $9.9 million non-cash gain related to fair value changes in derivative liabilities. The $25.7 million income in the nine months ended September 30, 2010 included a $59.2 million gain related to our reorganization.  Reorganization items consisted of a $151.9 million gain on the cancellation of the Company’s Old Notes, partially offset by a $79.0 million loss on asset valuations resulting from fresh start accounting and $13.7 million of professional fees and other reorganization costs.

FIRST AMENDMENT TO CREDIT AGREEMENT
On November 3, 2011, the Company entered into a First Amendment (the “First Amendment”) to the Credit Agreement, dated as of August 31, 2010. The First Amendment, among other things, (a) decreased the availability block under the Credit Agreement by $5.0 million to $10.0 million from the previous amount of $15.0 million, (b) deleted the fixed charge coverage test requirement that could increase the availability block by $1.0 million for each month until the Company satisfied the test, (c) deleted the conditions under which the availability block could be eliminated if the Company satisfied the fixed charge coverage ratio test and (d) modified the fixed charge coverage ratio covenant so that, beginning on April 1, 2012, at any time that Availability (as defined in the Credit Agreement) is less than $15.0 million, the Company must maintain a fixed charge coverage ratio of at least 1.0:1.0 for the trailing twelve month period until Availability is greater than or equal to $15.0 million for a period of 30 consecutive days.

THIRD QUARTER 2011 RESULTS
Revenue in the third quarter of 2011 increased 13.2% to $146.5 million, compared to $129.4 million in the third quarter of 2010.  Ready-mixed concrete revenue increased 12.4% to $131.3 million in the third quarter of 2011, compared to $116.9 million in the third quarter of 2010. Ready-mixed concrete sales volumes for the third quarter of 2011 were approximately 1,200,000 cubic yards, up 11.5% from the approximate 1,076,000 cubic yards of ready-mixed concrete sold in the third quarter of 2010. The average selling price per cubic yard of ready-mixed concrete sold increased 3.1%, to $95.23, for the third quarter of 2011 when compared to the third quarter of 2010. Compared to the third quarter of 2010, we experienced higher ready-mixed concrete volumes in most of our major markets.  On a market-by-market comparison, the average selling price per cubic yard of ready-mixed concrete increased in all of the Company’s major markets, but competitive pressures remain high.
Precast concrete products revenue was up $3.4 million, or 21.4%, to $19.6 million for the third quarter of 2011 from $16.2 million during the corresponding period of 2010. Precast revenue was higher in our southern California and mid-Atlantic markets due to increased demand in commercial construction projects, but with generally lower margins. Partially offsetting this higher precast revenue was lower revenue in our northern California and Phoenix, Arizona markets as the result of the continued downturn in residential and commercial construction in these markets.
Adjusted EBITDA was $6.4 million in the third quarter of 2011, compared to $7.7 million in the third quarter of 2010.  The Company’s adjusted EBITDA margin for the third quarter of 2011 was 4.4%, as compared to 6.0% in the third quarter of 2010.  The Company defines adjusted EBITDA as net income (loss) from continuing operations plus the provision (benefit) for income taxes, net interest expense, depreciation, depletion and amortization, reorganization items, and derivative loss or income.  The Company defines adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total revenue. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. For a reconciliation of adjusted EBITDA, adjusted EBITDA margin, free cash flow and net debt (other non-GAAP financial measures used in this release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.
Commenting on the third quarter of 2011 results, William J. Sandbrook, President and Chief Executive Officer of U.S. Concrete, said, “Overall, we are encouraged by the pickup in volumes and an improved pricing climate in the third quarter in the majority of our ready-mix markets. However, raw material and fuel cost increases and lower than expected results in our aggregates business translated into a disappointing EBITDA performance. In order to address the increasing costs, we announced price increases in September and October which appear to be holding. Furthermore, we will be entering 2012 with a healthy ready-mix backlog.”

Selling, general and administrative expenses (“SG&A”) increased approximately $0.6 million, or 5.0%, to $13.8 million in the third quarter of 2011 from $13.2 million in the third quarter of 2010. The Company experienced higher costs during the three months ended September 30, 2011 due primarily to cash and stock based compensation expense related to the hiring of our new President and Chief Executive Officer in August 2011. These costs were partially offset by reduced professional fees as a result of our restructuring.
Depreciation, depletion and amortization expense decreased $0.6 million, or 10.2%, to $5.0 million in the third quarter of 2011 from $5.6 million in the corresponding period of 2010. The decrease was primarily due to lower asset valuations after the application of fresh-start accounting on August 31, 2010.
Net interest expense decreased approximately $1.5 million, or 34.5%, to $2.8 million during the third quarter of 2011, compared to $4.3 million during the corresponding period of 2010. The decrease was due primarily to the cancellation of the Company’s 8.375% Senior Subordinated Notes (the “Old Notes”) in accordance with the consummation of the Company’s plan of reorganization on August 31, 2010.
During the third quarter of 2011, the Company recorded non-cash derivative income of $11.2 million.  Derivatives are required to be recorded on the balance sheet at their fair values in accordance with U.S. GAAP.  Each quarter, the Company determines the fair value of the derivative liabilities and changes result in income or loss. During the third quarter of 2011, the Company recorded non-cash income of $8.8 million from fair value changes in an embedded derivative related to the Company’s 9.5% Convertible Secured Notes due 2015. This fair value change was due primarily to a decrease in the price of the Company’s common stock and market changes in conventional debt interest rates. Additionally, the Company recorded non-cash income from fair value changes in warrants of approximately $2.4 million during the third quarter of 2011 due primarily to the decrease in the price of the Company’s common stock. This is compared to the non-cash income of $0.8 million during the corresponding period of 2010.
The Company had a net gain of approximately $65.8 million related to reorganization items during the third quarter of 2010, which consisted of a $151.9 million gain on the cancellation of the Company’s Old Notes, partially offset by a $79.0 million loss on asset valuations resulting from fresh-start accounting and approximately $7.1 million of professional fees related to the reorganization. There were no costs recorded as reorganization items during the third quarter of 2011.
Income tax expense allocated to continuing operations was approximately $0.1 million in the third quarter of 2011, compared to income tax expense of $1.4 million in the third quarter of 2010.  The Company’s effective tax rate differs substantially from the federal statutory rate primarily due to the application of a valuation allowance that reduced the recognized benefit of deferred tax assets.  In addition, certain state income taxes are calculated on bases different than pre-tax income (loss).  This resulted in recording income tax expense in certain states that experience a pre-tax loss.

The Company’s net cash provided by operations for the third quarter of 2011 was $3.1 million, compared to cash used in operations of $7.0 million for the third quarter of 2010. The improvement in the third quarter of 2011 was primarily the result of lower cash payments related to the Company’s restructuring and higher profitability after the redemption of the Company’s interest in its Michigan joint venture in September 2010.  The Company’s free cash flow for the third quarter of 2011 was $2.5 million, as compared to $(8.3) million for the third quarter of 2010.  Capital expenditures decreased $0.6 million to $0.8 million for the third quarter of 2011, as compared to $1.4 million for the third quarter of 2010.
James C. Lewis, U.S. Concrete’s Senior Vice President and Chief Financial Officer, stated, “As we have all year, we are monitoring liquidity closely.  The amendment to our revolver was an important step in improving our ability to support our operations.  Our recent performance has been below what we expected earlier in the year, and we do not expect to be cash flow neutral for all of 2011.  We intend to continue to limit capital spending, to work to increase our collections performance in our outstanding receivable balances and to sell surplus assets when prices are attractive.”
The Company’s net debt at September 30, 2011 was approximately $65.4 million, up $22.3 million from September 30, 2010.  The increase in the Company’s net debt was primarily due to an increase in borrowings under the Company’s credit facility to fund operations.  Net debt at September 30, 2011 was comprised of total debt of $70.2 million, less cash and cash equivalents of $4.8 million.

YEAR-TO-DATE 2011 RESULTS
Revenue for the nine months ended September 30, 2011 increased 5.8% to $363.6 million, compared to $343.8 million for the nine months ended September 30, 2010.  Ready-mixed concrete and concrete-related products revenues increased 5.4% to $325.8 million for the nine months ended September 30, 2011, compared to $309.1 million the nine months ended September 30, 2010.  Ready-mixed concrete sales volumes for the nine months ended September 30, 2011 were approximately 2,988,000 cubic yards, which increased 4.5% compared to approximately 2,859,000 cubic yards of ready-mixed concrete sold during the nine months ended September 30, 2010.  The average selling price per cubic yard of ready-mixed concrete sold increased 1.3%, to $93.33, for the nine months ended September 30, 2011 when compared to the nine months ended September 30, 2010.  On a market-by-market comparison, the average selling price per cubic yard of ready-mixed concrete increased in most of the Company’s major markets.
Precast products revenue increased $4.8 million, or 10.7%, to $49.7 million during the nine months ended September 30, 2011 from $44.9 million during the nine months ended September 30, 2010. This increase reflects higher commercial construction in our southern California and mid-Atlantic markets offset by lower residential and commercial construction in our Phoenix, Arizona and northern California markets.

Adjusted EBITDA was $1.8 million for the nine months ended September 30, 2011, compared to $3.7 million for the same period of 2010.  The Company’s adjusted EBITDA margin for the nine months ended September 30, 2011 was 0.5%, as compared to 1.1% in the nine months ended September 30, 2010.
SG&A expenses decreased $1.9 million, or 4.4%, to $41.9 million during the nine months ended September 30, 2011 from $43.8 million during the nine months ended September 30, 2010. The lower costs during the nine month period ended September 30, 2011 were partially due to reduced professional fees as a result of our restructuring of approximately $5.0 million. In addition, we experienced lower costs related to lower incentive based compensation accruals. Partially offsetting these reduced costs during 2011 was approximately $1.7 million of costs related to the departure of our former President and Chief Executive Officer and the costs related to the hiring of our new President and Chief Executive Officer in August 2011. The 2010 expenses also included a $1.0 million reduction of expense due to the settlement of a class action lawsuit in California for an amount that was below our estimate.
Depreciation, depletion and amortization expense decreased $2.7 million, or 14.9%, to $15.5 million for the nine months ended September 30, 2011 from $18.2 million for the nine months ended September 30, 2010. These decreases were primarily due to lower asset valuations after the application of fresh-start accounting on August 31, 2010.
Net interest expense for the nine months ended September 30, 2011 was $8.2 million, compared to $18.3 million for the nine months ended September 30, 2010.  This decrease was due primarily to the cancellation of the Old Notes in accordance with the consummation of the Company’s plan of reorganization on August 31, 2010.
During the nine months ended September 30, 2011, the Company recorded non-cash derivative income of $9.9 million. This income was comprised of $8.0 million from fair value changes in the embedded derivative related to the Company’s 9.5% Convertible Secured Notes due 2015 and income of $1.9 million from fair value changes in warrants. This is compared to income of $0.8 million during the corresponding period of 2010.
The Company had a net gain of $59.2 million related to reorganization items during the nine months ended September 30, 2010, which consisted of a $151.9 million gain on the cancellation of the Old Notes, partially offset by a $79.0 million loss on asset valuations resulting from fresh start accounting and $13.7 million of professional fees and other reorganization costs. There were no costs recorded as reorganization items during the third quarter of 2011.
Income tax expense allocated to continuing operations was approximately $0.5 million for the nine months ended September 30, 2011, compared to $1.5 million in the nine months ended September 30, 2010.  The Company’s effective tax rate differs substantially from the federal statutory rate primarily due to the application of a valuation allowance that reduced the recognized benefit of deferred tax assets.  In addition, certain state income taxes are calculated on bases different than pre-tax income (loss).  This resulted in recording income tax expense in certain states that experience a pre-tax loss.

The Company used cash in operations of $9.7 million for the nine months ended September 30, 2011, compared to cash used in operations of $31.7 million for the nine months ended September 30, 2010. The improvement in the nine months ended September 30, 2011 was principally a result of higher profitability and lower cash payments related to our restructuring. Profitability was higher in the 2011 period due partially to the redemption of our 60% interest in Superior Materials Holdings, LLC in September 2010 and due to our restructuring, which resulted in lower interest expense during the nine months ended September 30, 2011. The Company’s free cash flow for the nine months ended September 30, 2011 was $(14.7) million, as compared to $(36.4) million for the nine months ended September 30, 2010. Capital expenditures increased $1.0 million to $5.9 million for the nine months ended September 30, 2011, as compared to $4.9 million for the corresponding period of 2010. This increase was due primarily to purchases of mixer trucks after the expiration of lease terms during the first two quarters of 2011 totaling approximately $3.9 million.

FRESH START ACCOUNTING
The Company applied the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 852 “Reorganizations” to its financial statements while the Company operated under the provisions of Chapter 11 of the United States Bankruptcy Code. As of August 31, 2010, the Company applied fresh-start accounting under the provisions of ASC 852. The adoption of fresh-start accounting resulted in the Company becoming a new entity for financial reporting purposes. Accordingly, the Company’s financial statements for periods prior to August 31, 2010 are not comparable with its financial statements for periods on or after August 31, 2010. References to “Successor” refer to the Company on or after August 31, 2010, after giving effect to the provisions of our Plan of Reorganization and the application of fresh-start accounting. References to “Predecessor” refer to the Company prior to August 31, 2010.

CONFERENCE CALL
U.S. Concrete has scheduled a conference call for Friday, November 4, 2011, at 10:00 a.m., Eastern Time, to review its third quarter 2011 results.  To participate in the call, dial 480-629-9770 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call.  A replay of the conference call will be available through December 4, 2011.  To access the replay, dial 303-590-3030 and use the access code 4484411.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing the Company’s Web site at www.us-concrete.com.  To listen to the live call on the Web, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Webcast, an archive will be available shortly after the call at www.us-concrete.com within the investors section of that site.

USE OF NON-GAAP FINANCIAL MEASURES
This press release uses the non-GAAP financial measures “adjusted EBITDA,” “adjusted EBITDA margin,” “free cash flow” and “net debt.”  The Company has included adjusted EBITDA and adjusted EBITDA margin in this press release because these measures are widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses adjusted EBITDA and adjusted EBITDA margin to monitor and compare the financial performance of its operations.  Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures.  In addition, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures that other companies report.  The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments.  The Company believes that net debt is useful to investors as a measure of its financial position.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.  See the attached “Additional Statistics” for a reconciliation of each of these non-GAAP financial measures to the most comparable GAAP financial measures for the three and nine month periods ended September 30, 2011 and 2010.

ABOUT U.S. CONCRETE
 U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. The Company has 102 fixed and 11 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2010, these plant facilities produced approximately 3.8 million cubic yards of ready-mixed concrete from continuing operations and 3.1 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them.  Forward-looking information includes, but is not limited to, statements regarding: encouraging nature of increase in both volumes and pricing in our ready-mixed concrete markets; ability to concentrate on liquidity and deploy cash effectively; our future backlog; declining capital expenditures; potential asset sales; and adequacy of current liquidity. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent Quarterly Reports on Form 10-Q.

(Tables Follow)

U.S. CONCRETE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Successor		Predecessor
	Three Months Ended September 30, 2011	Period from September 1, through September 30, 2010	Period from July 1, through August 31, 2010
Revenue	$146,509	$41,030	$88,370
Cost of goods sold before depreciation, depletion and amortization	126,541	34,909	73,755
Selling, general and administrative expenses	13,846	4,591	8,595
Depreciation, depletion and amortization	5,004	1,353	4,221
Loss on sale of assets	96	—	38
Income from continuing operations	1,022	177	1,761
Interest expense, net	2,826	913	3,404
Derivative income	11,160	800	—
Other income, net	370	53	143
Income (loss) from continuing operations before reorganization items and income taxes	9,726	117	(1,500)
Reorganization items	—	—	(65,849)
Income from continuing operations before income taxes	9,726	117	64,349
Income tax expense (benefit)	117	(35)	1,415
Net income from continuing operations	9,609	152	62,934
Loss from discontinued operations, net of taxes and loss attributable to non-controlling interest (1)	—	—	(10,213)
Net income attributable to stockholders	$9,609	$152	$52,721
Earnings (loss) per share attributable to stockholders – basic
Income from continuing operations	$0.80	$0.01	$1.72
Loss from discontinued operations, net of income tax benefit	—	—	(0.28)
Net income	$0.80	$0.01	$1.44

Earnings (loss) per share attributable to stockholders – diluted
Income from continuing operations	$0.67	$0.01	$1.72
Loss from discontinued operations, net of income tax benefit	—	—	(0.28)
Net income	$0.67	$0.01	$1.44

Weighted average shares outstanding:
Basic	12,051	11,928	36,703
Diluted	17,290	11,928	36,703

(1)	Includes the loss on redemption of our interest in our Michigan joint venture and the results of operations for the periods indicated, net of income taxes and non-controlling interest.

U.S. CONCRETE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Successor		Predecessor
	Nine Months Ended September 30, 2011	Period from September 1 through September 30, 2010	Period from January 1 through August 31, 2010
Revenue	$363,585	$41,030	$302,748
Cost of goods sold before depreciation, depletion and amortization	320,871	34,909	261,830
Selling, general and administrative expenses	41,925	4,591	39,241
Depreciation, depletion and amortization	15,505	1,353	16,862
(Gain) loss on sale of assets ...	(121)	—	78
Income (loss) from continuing operations	(14,595)	177	(15,263)
Interest expense, net	8,197	913	17,369
Derivative income	9,858	800	—
Other income, net	873	53	534
Income (loss) from continuing operations before reorganization items and income taxes	(12,061)	117	(32,098)
Reorganization items	—	—	(59,191)
Income (loss) from continuing operations before income taxes	(12,061)	117	27,093
Income tax expense (benefit)	496	(35)	1,576
Net income (loss) from continuing operations	(12,557)	152	25,517
Loss from discontinued operations, net of taxes and loss attributable to non-controlling interest (1)	—	—	(12,672)
Net income (loss) attributable to stockholders	$(12,557)	$152	$12,845
Earnings (loss) per share attributable to stockholders – basic and diluted
Income (loss) from continuing operations	$(1.05)	$0.01	$0.70
Loss from discontinued operations, net of income tax benefit	—	—	(0.35)
Net income (loss)	$(1.05)	$0.01	$0.35

Basic and diluted weighted average shares outstanding	12,000	11,928	36,699

(1)	Includes the loss on redemption of our interest in our Michigan joint venture and the results of operations for the periods indicated, net of income taxes and non-controlling interest.

U.S. CONCRETE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	September 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$4,797	$5,290
Trade accounts receivable, net	97,867	74,534
Inventories	32,762	29,396
Deferred income taxes	1,542	4,042
Prepaid expenses	3,898	3,803
Other current assets	6,000	6,366
Total current assets	146,866	123,431
Property, plant and equipment, net	130,572	140,274
Goodwill	1,481	1,481
Other assets	8,183	9,529
Assets held for sale	—	813
Total assets	$287,102	$275,528

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$639	$1,164
Accounts payable and accrued liabilities	86,001	68,309
Derivative liabilities	5,869	15,727
Total current liabilities	92,509	85,200
Long-term debt, net of current maturities	69,603	52,017
Other long-term obligations and deferred credits	7,975	7,429
Deferred income taxes	2,451	4,749
Total liabilities	172,538	149,395

Commitments and contingencies

Equity:
Preferred stock	—	—
Common stock	13	12
Additional paid-in capital	133,256	131,875
Retained deficit	(18,311)	(5,754)
Treasury stock, at cost	(394)	—
Total stockholders’ equity	114,564	126,133
Total liabilities and equity	$287,102	$275,528

U.S. CONCRETE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)
	Successor		Predecessor
	Nine months ended September 30, 2011	Period from September 1 through September 30, 2010	Period from January 1 through August 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:	(9,706)	(5,656)	(26,046)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(5,950)	(450)	(4,475)
Proceeds from disposals of property, plant and equipment	973	10	252
Payments for acquisitions/redemption	(1,748)	(640)	—
Net cash used in investing activities	(6,725)	(1,080)	(4,223)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Convertible Notes	—	—	55,000
Proceeds from Successor borrowings	112,119	13,198	2,063
Repayments on Successor borrowings	(95,787)	(8,191)	(2,063)
Proceeds from prepetition borrowings	—	—	51,172
Repayments of prepetition borrowings	—	—	(67,872)
Proceeds from debtor-in-possession facility	—	—	161,182
Repayments from debtor-in-possession facility	—	—	(161,182)
Net proceeds from (repayments on) other borrowings	—	(104)	1,251
Financing costs	—	—	(9,469)
Purchase of treasury shares	(394)	—	(70)
Non-controlling interest capital contributions	—	—	2,481
Net cash provided by financing activities	15,938	4,903	32,493
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(493)	(1,833)	2,224
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,290	6,453	4,229
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,797	$4,620	$6,453

U.S. CONCRETE, INC.
SELECTED REPORTABLE SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Successor		Predecessor	Successor		Predecessor
	Three Months Ended September 30, 2011	Period from September 1, through September 30, 2010	Period from July 1, through August 31, 2010	Nine Months Ended September 30, 2011	Period from September 1, through September 30, 2010	Period from January 1, through August 31, 2010
Revenue:
Ready-mixed concrete and concrete-related products	$131,339	$36,594	$80,288	$325,830	$36,594	$272,488
Precast concrete products	19,622	5,476	10,684	49,737	5,476	39,457
Inter-segment revenue	(4,452)	(1,040)	(2,602)	(11,982)	(1,040)	(9,197)
Total revenue	$146,509	$41,030	$88,370	$363,585	$41,030	$302,748

Segment Operating Profit (Loss):
Ready-mixed concrete and concrete-related products	$4,612	$1,273	$3,623	$(393)	$1,273	$250
Precast concrete products	(215)	380	(716)	(1,591)	380	(737)
Derivative income	11,160	800	—	9,858	800	—
Reorganization items	—	—	65,849	—	—	59,191
Unallocated overhead and other income	1,492	411	1,535	3,039	411	2,206
Corporate:
Selling, general and administrative expenses	(4,497)	(1,834)	(2,538)	(14,777)	(1,834)	(16,448)
Interest expense, net	(2,826)	(913)	(3,404)	(8,197)	(913)	(17,369)
Profit (loss) from continuing operations before income taxes interest	$9,726	$117	$64,349	$(12,061)	$117	$27,093

Depreciation, Depletion and Amortization:
Ready-mixed concrete and concrete-related products	$4,133	$1,120	$3,371	$12,842	$1,120	$13,456
Precast concrete products	309	125	453	945	125	1,808
Corporate	562	108	397	1,718	108	1,598
Total depreciation, depletion and amortization	$5,004	$1,353	$4,221	$15,505	$1,353	$16,862

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted)
(Unaudited)

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”).  However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our adjusted EBITDA, adjusted EBITDA margin and Free Cash Flow for the three and nine months ended September 30, 2011 and September 30, 2010 and (2) Net Debt as of September 30, 2011 and September 30, 2010 and (3) corresponding reconciliations to GAAP financial measures for the three and nine months ended September 30, 2011 and 2010 and as of September 30, 2011 and 2010.  We have also included in the table below certain Ready-Mixed Concrete Statistics for the three and nine months ended September 30, 2011 and September 30, 2010.

We define adjusted EBITDA as our net income (loss) attributable to stockholders, plus the provision (benefit) for income taxes, reorganization costs, net interest expense, depreciation, depletion and amortization. We define adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total revenue.  We have included adjusted EBITDA and adjusted EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use adjusted EBITDA and adjusted EBITDA margin to monitor and compare the financial performance of our operations.  Adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, our presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.

We define Free Cash Flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents.  We believe that Net Debt is useful to investors as a measure of our financial position.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$95.23	$93.33
Volume (in cubic yards and thousands)	1,200	2,988

Adjusted EBITDA reconciliation:
Income (loss) from continuing operations	$9,609	$(12,557)
Income tax expense (benefit)	117	496
Interest expense, net	2,826	8,197
Derivative income	(11,160)	(9,858)
Depreciation, depletion and amortization	5,004	15,505
Adjusted EBITDA	$6,396	$1,783
Adjusted EBITDA margin	4.4%	0.5%

Free Cash Flow reconciliation:
Net cash provided by (used in) operations	$3,054	$(9,706)
Less: capital expenditures, net of disposals of $190 and $973	(589)	(4,977)
Free Cash Flow	$2,465	$(14,683)

Net Debt reconciliation:	As of September 30, 2011
Total debt, including current maturities and capital lease obligations	$70,242
Less: cash and cash equivalents	4,797
Net Debt	$65,445

	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2010

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$92.35	$92.14
Volume (in cubic yards and thousands)	1,076	2,859

Adjusted EBITDA reconciliation:
Income from continuing operations	$63,086	$25,669
Income tax expense	1,380	1,541
Interest expense, net	4,317	18,282
Derivative income	(800)	(800)
Depreciation, depletion and amortization	5,574	18,215
Reorganization items	(65,849)	(59,191)
Adjusted EBITDA	$7,708	$3,716
Adjusted EBITDA margin	6.0%	1.1%

Free Cash Flow reconciliation:
Net cash used in operations	$(6,990)	$(31,702)
Less: capital expenditures, net of disposals $51 and $262	(1,346)	(4,663)
Free Cash Flow	$(8,336)	$(36,365)

Net Debt reconciliation:	As of September 30, 2010
Total debt, including current maturities and capital lease obligations	$47,697
Less: cash and cash equivalents	4,620
Net Debt	$43,077

Contact:
James C. Lewis, CFO
U.S. Concrete, Inc.
713-499-6222